Exhibit 99.1

FOR IMMEDIATE RELEASE

Editorial Contacts:

Jennifer Schuh	Bob Richter
NAVTEQ Corporation	for NAVTEQ Corporation
Tel: 312-894-3913	Tel: 212-802-8588
e-M: jennifer.schuh@navteq.com	e-M: bob@richtermedia.com

Investor Relations Contact:

Thomas R. Fox

NAVTEQ Corporation

Tel: 312-894-7500

e-M: investorrelations@navteq.com

NAVTEQ Closes Acquisition of Traffic.com

Chicago, IL—March 6, 2007—NAVTEQ (NYSE: NVT), a leading global provider of digital maps for vehicle navigation and location-based solutions, today completed its previously announced acquisition of Traffic.com, Inc. (NASDAQ: TRFC), a leading provider of personalized traffic information for drivers coast-to-coast.

In accordance with the terms of the acquisition, as announced on November 6, 2006, NAVTEQ acquired all the outstanding shares of common stock of Traffic.com.  The total consideration to be paid in the transaction is approximately $177 million, subject to pending elections by stockholders and certain optionholders of Traffic.com.

NAVTEQ and Traffic.com have agreed to extend the election deadline for holders of Traffic.com common stock and certain options to purchase Traffic.com common stock, who may elect the type of merger consideration they prefer to receive, and for warrant holders who are exchanging their warrants to purchase shares of Traffic.com stock for shares of NAVTEQ common stock from 5:00 p.m., Eastern Time, on March 20, 2007 to 5:00 p.m., Eastern Time, on March 27, 2007.  Holders of Traffic.com common stock and certain options to purchase Traffic.com common stock may elect to receive (subject to certain conditions, including those pertaining to pro-ration) merger consideration of either (i) $8.00 in cash, without interest, or (ii) 0.235 shares of NAVTEQ common stock (in the case of holders of options, less the exercise price of such options and any applicable tax withholding amounts).  The extension of the election deadline is intended to permit a sufficient amount of time for such holders to submit their forms of election and letters of transmittal, as applicable, for processing and payment by NAVTEQ’s exchange agent, who is handling these matters.  Questions regarding the forms of election and letters of transmittal will be handled by NAVTEQ’s information agent, who may be contacted toll-free at (866) 314-4115.

About NAVTEQ

NAVTEQ is a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications, and government and business solutions. NAVTEQ creates the digital maps and map content that power navigation and location-based services solutions around the world. The Chicago-based company was founded in 1985 and has approximately 2,200 employees located in 144 offices in 27 countries.

NAVTEQ is a trademark in the U.S. and other countries. All rights reserved.

About Traffic.com

Traffic.com® is a leading provider of personalized traffic information for drivers coast-to-coast. Through the industry’s most advanced data collection infrastructure, Traffic.com provides comprehensive coverage to 50 Designated Market Areas (DMAs) encompassing 83 of the most traffic congested U.S. cities. Traffic.com solutions include predictive traffic trends, vehicle speeds, congestion levels, travel times, and delay times. Customers include broadcast media, interactive, portable navigation, data services businesses and government agencies, and solutions are delivered via radio, television, Web, wireless device, and in-vehicle navigation systems. Traffic.com’s unique multi-platform distribution network creates unique, powerful branding opportunities for advertisers, enabling them to expand their reach and target consumers with useful, relevant content multiple times per day. Traffic.com’s business partners include AOL, Comcast, Garmin International Inc., Microsoft, NAVTEQ, The Weather Channel®, and XM Satellite Radio.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning.  The statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under “Item 1A.  Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. NAVTEQ does not undertake any obligation to update any forward-looking statements contained in this document.

A Registration Statement on Form S-4, containing a proxy statement/prospectus of NAVTEQ and Traffic.com relating to the merger of NAVTEQ and Traffic.com was declared effective by the SEC on February 1, 2007.  The definitive proxy statement/prospectus was sent to security holders of Traffic.com on February 1, 2007 and the merger was approved on March 6, 2007.  Investors and security holders are urged to read carefully the definitive proxy statement/prospectus and any other relevant documents filed by either party with the SEC before making any investment decision or election regarding merger consideration because they will contain important information regarding NAVTEQ, Traffic.com and the merger.  The documents filed with the SEC by NAVTEQ may be obtained free of charge from NAVTEQ’s website at www.navteq.com or by directing a request to NAVTEQ Corporation, 222 Merchandise Mart, Suite 900, Chicago, Illinois 60654, Attention: Investor Relations, telephone: (312) 894-7500.  The documents filed with the SEC by Traffic.com may be obtained free of charge from Traffic.com’s website at www.traffic.com or by directing a request to Traffic.com, Inc., 851 Duportail Road, Wayne, Pennsylvania, 19087, Attention: Investor Relations, telephone: (610) 725-9700.  The documents filed by NAVTEQ and Traffic.com are also available free of charge from the SEC’s website at www.sec.gov.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.  No offering of the securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.